Exhibit 99.1

BNC Bancorp Declares a 10% Stock Dividend

          THOMASVILLE, N.C., Nov. 17 /PRNewswire-FirstCall/ -- The Board of Directors of BNC Bancorp (Nasdaq: BNCN), parent company of Bank of North Carolina, announced that a 10% stock dividend has been declared for all shareholders of record on January 5, 2007, to be distributed on January 22, 2007. This stock dividend will increase the number of common shares outstanding to approximately 6.7 million from 6.1 million, and all historical per share figures will be adjusted accordingly. The stock dividend will be accomplished by the distribution of one additional share for every ten shares held on the record date by each shareholder. Cash will be paid for any fractional shares.

          President and Chief Executive Officer W. Swope Montgomery, Jr. commented, “This stock dividend reflects the directors’ and management’s positive outlook for the future of the Company. Many of our major strategic initiatives for 2006 are ahead of schedule such as the integration of our merger with SterlingSouth Bank, the growth of our core deposit portfolio, and the continued momentum in the expansion of our loan portfolio while maintaining sound asset quality.  It is especially gratifying to share these positive results with our shareholders in the form of a stock dividend.  This marks the ninth stock split or stock dividend that has been declared in BNC Bancorp and Bank of North Carolina’s 15-year history as a public company.”

          BNC Bancorp is the parent Company of Bank of North Carolina, a $900 million commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, High Point, Salisbury, Greensboro, Archdale, Lexington, Kernersville, Harrisburg, Northern Davidson County and Oak Ridge, North Carolina. In addition, the Bank operates a commercial loan production office in Winston-Salem, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the Nasdaq Capital Market under the symbol “BNCN.”

          CAUTION REGARDING FORWARD-LOOKING STATEMENTS

          This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

SOURCE  BNC Bancorp
          -0-                              11/17/2006
          /CONTACT:  W. Swope Montgomery, Jr., President and CEO, of BNC Bancorp, +1-336-476-9200/
          /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20030917/BNCLOGO
                    AP Archive:  http://photoarchive.ap.org
                    PRN Photo Desk, photodesk@prnewswire.com /
          /Web site:  http://www.bankofnc.com /
          (BNCN)